Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER 2011 FINANCIAL RESULTS

New York, New York, February 21, 2012 - Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today reported its financial results for the three and twelve months ended December 31, 2011.

The following financial review discusses the results for the three months and years ended December 31, 2011 and December 31, 2010.

Fourth Quarter 2011 and Year-to-Date Highlights

•	Recorded net income attributable to Genco for the fourth quarter of $0.3 million, or $0.01 basic and diluted earnings per share;

•	Maintained strong cash position of $237.7 million on a consolidated basis, including restricted cash;

o	$229.4 million for Genco Shipping & Trading Limited, including restricted cash;
o	$8.3 million for Baltic Trading Limited;

•	Entered into separate agreements to waive the maximum leverage ratio and interest coverage ratio covenants through and including the quarter ending March 31, 2013 for each our three credit facilities;

•	Completed the acquisition of five Handysize vessels from companies within the Metrostar group of companies;

o	Took delivery of the Genco Spirit, a Handysize new-building vessel, on November 10, 2011; and

•	Continued a short time charter strategy by fixing vessels on spot market-related time charters with the option to convert to a fixed rate and on short-term charters while the market remains volatile.

Financial Review: 2011 Fourth Quarter

The Company recorded net income attributable to Genco for the fourth quarter of 2011 of $0.3 million, or $0.01 basic and diluted earnings per share. Comparatively, for the three months ended December 31, 2010, net income attributable to Genco was $34.8 million, or $0.99 basic and $0.90 diluted earnings per share.

EBITDA was $57.3 million for the three months ended December 31, 2011 versus $91.9 million for the three months ended December 31, 2010.

Robert Gerald Buchanan, President, commented, “During the fourth quarter, we maintained an opportunistic time charter approach while further expanding the Company’s high-quality fleet. Specifically, we completed the acquisition of five Handysize vessels that we entered into in 2010 with the delivery of the Genco Spirit. As we continue to expand Genco’s leading brand as an owner and operator of modern tonnage, this vessel commenced a long-term spot market-related time charter with a top counterparty. Consistent with our strategy, we continue to employ a majority of our vessels on contracts that preserve the ability to benefit from future rate increases while delivering service that meets the highest industry standards for our leading customers.”

Genco’s voyage revenues decreased to $96.3 million for the three months ended December 31, 2011 versus $129.9 million for the three months ended December 31, 2010, mainly due to lower charter rates achieved by the majority of our vessels and partially offset by the increase in the size of our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $16,805 per day for the three months ended December 31, 2011 compared to $24,303 per day for the three months ended December 31, 2010. The decrease in TCE rates resulted from lower charter rates achieved in the fourth quarter of 2011 versus the same period in 2010 for the majority of the vessels in our fleet. The return of iron ore and coal cargoes during the second half of the year benefited earnings on our vessels that trade on spot-market related charters. Capesize rates for the quarter peaked in December, followed by relative weakness in the last two weeks of the year.

Total operating expenses increased to $73.2 million for the three months ended December 31, 2011 from $70.6 million for the three-month period ended December 31, 2010. Vessel operating expenses were $29.1 million for the fourth quarter of 2011 compared to $26.5 million for the same period in 2010. The increase in vessel operating expenses was primarily due to the operation of a larger fleet and higher crew related expenses, partially offset by lower expenses related to stores and supplies and lube consumption for the fourth quarter of 2011 versus the same period in 2010.

Depreciation and amortization expenses increased to $34.7 million for the fourth quarter of 2011 from $34.6 million for the fourth quarter of 2010 as a result of the growth of our fleet offset by a decrease in depreciation due to a change in estimated residual scrap value as described below. For the year beginning January 1, 2011, the Company revised its estimated residual scrap value from $175 per lightweight ton to $245 per lightweight ton, which had the impact of decreasing depreciation expense by $0.6 million for the three months ended December 31, 2011. The change in residual scrap value will only affect depreciation on a prospective basis. General, administrative and management fees decreased to $8.0 million in the fourth quarter of 2011 from $8.8 million in the fourth quarter of 2010, primarily due to lower employee compensation, partially offset by higher office-related expenses and higher third-party management fees due to the growth of our fleet.

Daily vessel operating expenses, or DVOE, increased to $5,142 per vessel per day during the fourth quarter of 2011 as compared to $4,990 per vessel per day for the fourth quarter of 2010 mainly due to higher crew and maintenance related expenses offset by lower lube consumption and expenses related to stores and supplies. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our DVOE budget for 2012 is $5,200 per vessel per day on a weighted average basis for the 53 vessels in our fleet.

John C. Wobensmith, Chief Financial Officer, commented, “Genco ended 2011 with a sizeable cash balance of $229.4 million, enhancing the Company’s ability to operate in a challenging drybulk market. Consistent with our objective to strengthen the Company’s financial position, we entered into agreements during the fourth quarter to amend our three credit facilities under favorable terms. Specifically, both the maximum leverage ratio covenant and the interest coverage ratio covenant have been waived for each facility through and including the quarter ending March 31, 2013. A new covenant has also been introduced for the same period relating to the Company’s leverage. In connection with these agreements, we prepaid an aggregate of $62.5 million in principal loan amounts. The continued support of our lending group serves as a core differentiator for our Company and underscores Genco’s industry leadership as we remain committed to a strong financial foundation for the benefit of shareholders.”

Financial Review: Full Year 2011

Net income attributable to Genco was $25.4 million or $0.72 basic and diluted earnings per share for the year ended December 31, 2011, compared to $141.2 million or $4.28 basic and $4.07 diluted earnings per share for the year ended December 31, 2010. Voyage revenues decreased to $388.9 million for the year ended December 31, 2011 compared to $447.4 million for the year ended December 31, 2010. EBITDA was $249.1 million for the year ended December 31, 2011 versus $330.7 million for the year ended December 31, 2010. TCE rates obtained by the Company decreased to $17,644 per day for the year ended December 31, 2011 from $27,419 per day for the year ended December 31, 2010, mainly due to lower rates achieved for our vessels in 2011 as compared to the year before as well as the operation of smaller class vessels that were acquired throughout the year for Genco. Total operating expenses were $279.6 million for the year ended December 31, 2011 compared to $227.4 million for the year ended December 31, 2010, and daily vessel operating expenses per vessel were $4,819 in 2011 versus $4,852 in 2010.

Liquidity and Capital Resources

 Cash Flow

Net cash provided by operating activities for the years ended December 31, 2011 and 2010 was $158.2 million and $262.7 million, respectively. The decrease in cash provided by operating activities was primarily due to lower net income for the twelve months of 2011, which resulted primarily from lower charter rates achieved in 2011 versus the prior year for the majority of the vessels in our fleet. For the year ended December 31, 2011 as compared to the year ended December 31, 2010, the cash flow impact of the lower net income was partially offset by higher depreciation and amortization due to the operation of a larger fleet.

Net cash used in investing activities for the years ended December 31, 2011 and 2010 was $133.4 million and $870.2 million, respectively.  The decrease was primarily due to fewer funds used for deposits and purchases of vessels during 2011 compared to 2010. For the year ended December 31, 2011, cash used in investing activities primarily related to the purchase of vessels in the amount of $130.3 million. For the year ended December 31, 2010, cash used in investing activities primarily related to purchases of vessels in the amount of $971.2 million and deposits on vessels in the amount of $13.7 million.  This was partially offset by proceeds of $106.6 million related to the back to back sale of three vessels to Maritime Equity Partners LLC.

Net cash used in financing activities was $67.7 million during the year ended December 31, 2011 as compared to $690.2 million in net cash provided by financing activities during the year ended December 31, 2010. Cash used in financing activities in 2011 mainly consisted of the following: $102.5 million repayment of debt under the 2007 Credit Facility, $26.9 million repayment of debt under the $253 Million Term Loan Facility, $8.0 million repayment of debt under the $100 Million Term Loan Facility, $4.1 million for payments of deferred financing costs and the $7.6 million dividend payments of our subsidiary, Baltic Trading Limited, to its outside shareholders.  Those uses were partially offset by $21.5 million of proceeds from the $253 Million Term Loan Facility related to the Bourbon vessels acquired and $60.0 million of proceeds from the $100 Million Term Loan Facility. For the year ended December 31, 2010, cash provided by financing activities consisted of $231.5 million of proceeds from the $253 Million Term Loan Facility, $40.0 million of proceeds from the $100 Million Term Loan Facility, $214.5 million of proceeds from the initial public offering of Baltic Trading Limited, $125.0 million of proceeds from the issuance of convertible senior notes, $55.2 million of proceeds from the issuance of common stock and $101.3 million of proceeds from the 2010 Baltic Trading Credit Facility, partially offset by repayments on the 2007 Credit Facility of $50.0 million, $4.7 million repayment of debt under the $253 Million Term Loan Facility, $1.1 million repayment of debt under the $100 Million Term Loan Facility, $3.7 million for payments of common stock issuance costs, $11.2 million for payments of deferred financing costs and the $5.4 million dividend payment of our subsidiary, Baltic Trading Limited, to its outside shareholders.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that six of our vessels will be drydocked in the first quarter of 2012. We further anticipate that eleven of our vessels will be drydocked during the remainder of 2012.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2013 to be:

	Q1 2012	Q2 - Q4 2012	2013
Estimated Costs (1)	$3.7 million	$7.0 million	$4.3 million
Estimated Offhire Days (2)	120	220	120

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Prosperity and Genco Titus completed their respective drydockings during the fourth quarter of 2011 while the Genco Tiberius began drydocking on December 31, 2011 and was not completed until the first quarter of 2012.  The vessels were on planned offhire for an aggregate of 39.0 days in connection with their scheduled drydockings at a cumulative cost of approximately $1.5 million for the fourth quarter of 2011.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$ 96,316	$ 129,862	$ 388,929	$ 447,438
Service revenues	828	787	3,285	1,249
Total revenues	97,144	130,649	392,214	448,687

Operating expenses:
Voyage expenses	1,862	1,265	4,457	4,467
Vessel operating expenses	29,120	26,504	105,514	78,976
General, administrative and management fees	8,020	8,805	33,928	29,081
Depreciation and amortization	34,719	34,572	136,203	115,663
Other operating income	(527)	(585)	(527)	(791)
Total operating expenses	73,194	70,561	279,575	227,396

Operating income	23,950	60,088	112,639	221,291

Other (expense) income:
Other income (expense)	1	(23)	(80)	(77)
Interest income	113	172	616	685
Interest expense	(22,068)	(22,038)	(86,722)	(72,650)
Other expense:	(21,954)	(21,889)	(86,186)	(72,042)

Income before income taxes:	1,996	38,199	26,453	149,249

Income tax expense	(344)	(654)	(1,385)	(1,840)

Net income	1,652	37,545	25,068	147,409
Less: Net income (loss) attributable to noncontrolling interest	1,344	2,738	(318)	6,166

Net Income attributable to Genco Shipping & Trading Limited	$ 308	$ 34,807	$ 25,386	$ 141,243

Earnings per share - basic	$ 0.01	$ 0.99	$ 0.72	$ 4.28

Earnings per share - diluted (1)	$ 0.01	$ 0.90	$ 0.72	$ 4.07

Weighted average shares outstanding - basic	35,266,283	35,079,715	35,179,244	32,987,449

Weighted average shares outstanding - diluted	35,395,190	41,598,695	35,258,205	35,891,373

		December 31, 2011	December 31, 2010
BALANCE SHEET DATA:		(unaudited)
Cash (including restricted cash)		$ 237,718	$ 279,877
Current assets, including cash		259,365	293,681
Total assets		3,119,277	3,182,708
Current liabilities (including current portion of long term debt)		221,702	118,022
Total long-term debt (including current portion and note payable)		1,694,393	1,746,248
Shareholders' equity (included $210.0 million and $215.2 million of non-controlling		1,361,618	1,348,153
interest at December 31, 2011 and December 31, 2010, respectively)

		Twelve Months Ended
		December 31, 2011	December 31, 2010
		(unaudited)

Net cash provided by operating activities		$ 158,183	262,680
Net cash used in investing activities		(133,367)	(870,230)
Net cash (used in) provided by financing activities		(67,725)	690,160

1)  The convertible notes were anti-dilutive for the quarter and year ending December 31, 2011 but were dilutive for 2010 periods.

		Three Months Ended		Twelve Months Ended
		December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net Income attributable to Genco Shipping & Trading Limited		$ 308	$ 34,807	$ 25,386	$ 141,243
+	Net interest expense	21,955	21,866	86,106	71,965
+	Tax	344	654	1,385	1,840
+	Depreciation and amortization	34,719	34,572	136,203	115,663
	EBITDA(1)	$ 57,326	$ 91,899	$ 249,080	$ 330,711

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	53	49	53	49
Average number of vessels (2)	52.6	49.0	51.0	40.1
Total ownership days for fleet (3)	4,836	4,508	18,613	14,643
Total available days for fleet (4)	4,793	4,490	18,506	14,532
Total operating days for fleet (5)	4,741	4,463	18,364	14,412
Fleet utilization (6)	98.9%	99.4%	99.2%	99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 17,005	25,279	$ 18,429	$ 28,254
Daily vessel operating expenses per vessel (8)	5,143	4,959	4,809	4,834

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	62	58	62	58
Average number of vessels (2)	61.6	57.7	60.0	44.6
Total ownership days for fleet (3)	5,664	5,311	21,898	16,278
Total available days for fleet (4)	5,621	5,291	21,791	16,155
Total operating days for fleet (5)	5,564	5,261	21,627	16,014
Fleet utilization (6)	99.0%	99.4%	99.2%	99.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 16,805	24,303	$ 17,644	$ 27,419
Daily vessel operating expenses per vessel (8)	5,142	4,990	4,819	4,852

(1) EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of February 21, 2012, the average age of our fleet was 6.8 years, as compared to the average age for the world fleet of approximately 12 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:
Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	October 2012	100% of BCI(3)
Genco Tiberius	2007	Cargill International S.A.	August 2012	100% of BCI
Genco London	2007	Cargill International S.A.	August 2012	100% of BCI
Genco Titus	2007	Swissmarine Services S.A.	July 2012	100% of BCI
Genco Constantine	2008	Cargill International S.A.	August 2012	$52,750(4)
Genco Hadrian	2008	Cargill International S.A.	October 2012	$65,000(4)
Genco Commodus	2009	Swissmarine Services S.A.	May 2012	99% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	January 2013	98.5% of BCI(5)
Genco Claudius	2010	Swissmarine Services S.A.	December 2012	98.5% of BCI(6)

Panamax Vessels
Genco Beauty	1999	U-Sea Bulk A/S, Copenhagen	March 2012	100% of BPI
Genco Knight	1999	Swissmarine Services S.A.	March 2012	100% of BPI
Genco Leader	1999	J. Aron & Company	November 2012	100% of BPI(7)
Genco Vigour	1999	Global Maritime Investments Ltd.	January 2013	97% of BPI(8)
Genco Acheron	1999	Global Maritime Investments Ltd.	December 2012	97% of BPI(9)
Genco Surprise	1998	Global Maritime Investments Ltd.	July 2012	97% of BPI(10)
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	$52,800
Genco Thunder	2007	Swissmarine Services S.A.	June 2012	97% of BPI(11)

Supramax Vessels
Genco Predator	2005	Pacific Basin Chartering Ltd.	May 2012	103% of BSI
Genco Warrior	2005	Trafigura Beheer B.V.	October 2012	102% of BSI(12)
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2012	106% of BSI
Genco Cavalier	2007	Louis Dreyfus Commodities Suisse S.A.	March 2012	$7,000(13)

Genco Lorraine	2009	Olam International Ltd.	June 2012	$18,500
Genco Loire	2009	Louis Dreyfus Commodities Suisse S.A.	February 2012	$5,750(14)
Genco Aquitaine	2009	Klaveness Chartering	March 2012	102% of BSI
Genco Ardennes	2009	Klaveness Chartering	August 2012	$19,000
Genco Auvergne	2009	Pacific Basin Chartering Ltd.	March 2012	$13,500
Genco Bourgogne	2010	Western Bulk Carriers A/S	November 2012	$12,250(15)
Genco Brittany	2010	Wan Bong Chartering Co. Ltd	March 2012	$9,000(16)
Genco Languedoc	2010	Pacific Basin Chartering Ltd.	May 2012	$10,000(17)
Genco Normandy	2007	Jaldhi Overseas PTD Ltd.	February 2012	$5,025(18)
Genco Picardy	2005	Trafigura Beheer B.V.	December 2012	98% of BSI(19)
Genco Provence	2004	Hamburg Bulk Carriers	December 2012	$12,000(20)
Genco Pyrenees	2010	Setaf-Saget SAS	April 2012	$12,250(21)
Genco Rhone	2011	AMN Bulkcarriers Inc.	March 2012	102% of BSI

Handymax Vessels
Genco Success	1997	Swissmarine Services S.A.	March 2012	90% of BSI
Genco Carrier	1998	STX Pan Ocean Co. Ltd.	April 2012	$7,000(22)
Genco Prosperity	1997	Pacific Basin Chartering Ltd	May 2012	92% of BSI
Genco Wisdom	1997	Klaveness Chartering	September 2012	92% of BSI
Genco Marine	1996	ED & F MAN Shipping Ltd.	May 2012	92% of BSI
Genco Muse	2001	Trafigura Beheer B.V.	April 2012	95% of BSI

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	May 2012	Spot(23)
Genco Pioneer	1999	Lauritzen Bulkers A/S	May 2012	Spot(23)
Genco Progress	1999	Lauritzen Bulkers A/S	February 2013	Spot(23)
Genco Reliance	1999	Lauritzen Bulkers A/S	February 2013	Spot(23)
Genco Sugar	1998	Lauritzen Bulkers A/S	February 2013	Spot(23)
Genco Charger	2005	AMN Bulkcarriers Inc.	October 2012	100% of BHSI(24)
Genco Challenger	2003	AMN Bulkcarriers Inc.	November 2012	100% of BHSI(24)
Genco Champion	2006	Pacific Basin Chartering Ltd.	March 2012	100% of BHSI
Genco Ocean	2010	Cargill International S.A.	June 2013	$8,500-$13,500 with 50% profit sharing(25)
Genco Bay	2010	Cargill International S.A.	January 2013	$8,500-$13,500 with 50% profit sharing(25)
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(25)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	Cargill International S.A.	September 2014	$8,500-$13,500 with 50% profit sharing(25)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Constantine and the Genco Hadrian, under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Hadrian has the option to extend the charter for a period of one year.  The charterer of the Genco Constantine has the option to extend the charter for a period of eight months.

(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) We have agreed to an extension with Cargill International S.A. on a spot market-related time charter for 10.5 to 14.5 months based on 100% of the average of the daily rates of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize forward freight agreement (FFA) values at 100%.  The extension began on December 14, 2011.

(4) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published BCI of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.

(5) We have agreed to an extension with Swissmarine Services SA on a spot market-related time charter for 11 to 13.5 month based on 98.5% of the average of the daily rates of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%.  The extension began on February 12, 2012.

(6)  We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 11 to 13.5 months based on 98.5% of the average of the daily rates of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 98.5%.  The extension began on January 5, 2012.

(7) We have agreed to an extension with J. Aron & Company on a spot market-related time charter for 11 to 13.5 months based on 100% of the average of the daily rates of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 100%.  The extension began on December 28, 2011.

(8) We have reached an agreement with Global Maritime Investments Ltd. on a spot market-related time charter based on 97% of the average of the daily rates of the BPI, as reflected in daily reports, except for the initial 50 days in which hire will be based on 97% of the rate for the Baltic Panamax P3A route.  The spot market-related time charter is for a minimum of 11 months with hire paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97%.  The vessel redelivered to the Company on January 27, 2012 and then went to drydock for scheduled repairs.  The vessel delivered to charterers on February 15, 2012 after the drydock concluded.

(9) We have reached an agreement with Global Maritime Investments Ltd. on a spot market-related time charter based on 97% of the average of the daily rates of the BPI, as reflected in daily reports, except for the initial 50 days in which hire will be based on 97% of the rate for the Baltic Panamax P3A route.  The spot market-related time charter is for a minimum of 11 months with hire paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97%.  The vessel delivered to charterers on January 21, 2012 after the scheduled drydocking completed.  The vessel was previously fixed with Morgan Stanley Capital Group Inc. on a time charter for one trip from Indonesia to China at a rate of $10,750 per day less a 5.00% brokerage commission which ended on January 8, 2012.

(10) We have agreed to an extension with Global Maritime Investments Ltd. on a spot market-related time charter based on 97% of the average of the daily rates of the BPI, as reflected in daily reports.  The minimum and maximum expiration of the extension is July 1, 2012 and September 15, 2012, respectively, as the vessel is to go into drydock for scheduled repairs after the spot market-related time charter concludes.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97% until June 1, 2012.  The extension began on December 1, 2011.

(11) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter based on 97% of the average of the daily rates of the BPI, as reflected in daily reports, except for the initial 45 days in which hire is based on 97% of the rate for the Baltic Panamax P3A route.  The minimum and maximum expiration of the extension is June 1, 2012 and August 1, 2012, respectively as the vessel is to go into drydock for scheduled repairs after the spot market-related time charter concludes.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Panamax FFA values at 97%.  The extension began on December 23, 2011.

(12) We have reached an agreement with Trafigura Beheer B.V. on a spot market-related time charter for 10.5 to 13.5 months based on 102% of the average of the daily rates of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports, except for the initial 35 days in which hire is based on 102% of the rate for the Baltic Supramax S7 route.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 102%.  The vessel delivered to charterers on December 6, 2011.

(13) We have reached an agreement with Louis Dreyfus Commodities Suisse S.A. on a time charter for approximately 20 days at a rate of $7,000 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel was previously fixed with Bulk Marine on a time charter from January 18, 2012 to February 11, 2012 at a rate of $8,000 per day less a 5.00% third party brokerage commission.

(14) We have reached an agreement with Louis Dreyfus Commodities Suisse S.A. on a time charter for approximately 20 days at a rate of $5,750 per day less a 5.00% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel’s previous time charter ended on January 27, 2012, and the vessel was delivered to its new charterer on February 8, 2012 after repositioning.  A ballast bonus was awarded after the repositioning period.

(15) We have reached an agreement with Western Bulk Carriers A/S on a time charter for 11 to 13.5 months at a rate of $12,250 per day less a 5.00% third party brokerage commission.  Hire payments are made every 15 days in advance.  The vessels previous time charter ended on December 9, 2011, and the vessel was delivered to its new charterer on December 22, 2011 after repositioning.  A ballast bonus was awarded after the repositioning period.

(16) We have reached an agreement with Wan Bong Chartering Co. Ltd. on a time charter for two laden legs at a rate of $9,000 with the first leg via China to West Africa.  Hire payments are made every 15 days in advance less a 5.00% third party brokerage commission.  The vessel delivered to charters on January 7, 2012.

(17) We have reached an agreement with Pacific Basin Chartering Ltd. on a time charter at a rate of $10,000 per day less a 5.00% third party brokerage commission for four to six months.  Hire payment is made every 15 days in advance.  The vessel delivered to charterers on January 16, 2012.

(18) We have reached an agreement with Jaldhi Overseas PTE Ltd. on a time charter at a rate of $5,025 per day less a 5.00% third party brokerage commission for approximately 25 days.  Hire payment is made every 15 days in advance.  The vessel delivered to charterers on February 3, 2012. From January 14, 2012 to January 31, 2012, the vessel was on a time charter with Oldendorff GMBH and Co. at a rate of $9,000 per day less a 5.00% third party brokerage commission.

(19) We have agreed to an extension with Trafigura Beheer B.V. on a spot market-related time charter for 10.5 to 13.5 months based on 98% of the average of the daily rates of the BSI, as reflected in daily reports, except for the initial 35 days in which hire is based on 98% of the rate for the Baltic Supramax S2 route.  Hire is paid every 15 days in arrears less a 5.00% third party brokerage commission.  Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 98%.  The extension began on January 31, 2012.

(20) We have reached an agreement with Hamburg Bulk Carriers on a time charter at a rate of $12,000 per day less a 5.00% third party brokerage commission for 11 to 13.5 months.  Hire payment is made every 15 days in advance.   The vessel’s previous time charter ended on December 31, 2011, and the vessel was then repositioned before delivering to Hamburg Bulk Carriers on January 16, 2012.

(21) We have agreed to an extension with Setaf-Saget SAS on a time charter for 4 to 6.5 months at a rate of $12,250 per day less a 3.75% third party brokerage commission.  Hire is paid every 15 days in advance.  The vessel began on its new rate on December 20, 2011.

(22) We have reached an agreement with STX Pan Ocean Co. Ltd. on a time charter for 2.5 to 5.5 months at a rate of $7,000 per day less a 5.00% third party brokerage commission.  Hire payment is made every 15 days in advance.  The vessel delivered to charterers on February 8, 2012.

(23) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

(24) We have agreed to extensions with AMN Bulkcarrier Inc. for the Genco Charger and Genco Challenger on spot market-related time charterers at a rate based on 100% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports except for the initial 25 days in which hire will be based on 100% of the rate for the Baltic Handysize HS5 route.  Hire is paid every 15 days in arrears net of a 5.00% third party brokerage commission.  Genco maintains the option to convert the balance period to a fixed rate based on Handysize FFA values at 100%.  The duration of the extension for the Genco Charger is 9.5 to 12 months which began on January 1, 2012 while the extension for the Genco Challenger began on February 1, 2012 for 9.5 to 11.5 months.

(25) The rate for the spot market-related time charter will be linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate will be based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire will be paid every 15 days in advance net of a 5.00% third party brokerage commission.  These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability will be amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.  Specifically, for the Genco Spirit, Genco Avra, Genco Ocean and Genco Bay, the daily amount of amortization associated with the below-market rates will be approximately $200, $350, $700 and $750 per day over the actual cash rate earned, respectively.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Wednesday, February 22, 2012 at 8:30 a.m. Eastern Time, to discuss its 2011 fourth quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 504-7953 or (719) 325-2348 and enter passcode 9694849. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 9694849. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its reports on Form 10-Q and Form 8-K.